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                                  Exhibit 99.1

                         INDEPENDENT ACCOUNTANT'S REPORT
                         -------------------------------

Board of Directors
Killbuck Bancshares, Inc.

We have reviewed the accompanying consolidated balance sheet of Killbuck Bancshares, Inc. and subsidiary as of June 30, 2002 and the related consolidated statements of income for the six-month and three-month periods ended June 30, 2002 and 2001 and the consolidated statement of cash flows for the six-month period ended June 30, 2002 and 2001 and the consolidated statement of changes in shareholders' equity for the six-month period ended June 30, 2002. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended (not presented herein); and in our report dated January 31, 2002 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2001, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/S.R. SNODGRASS, A.C.


Steubenville, Ohio
August 6, 2002

S.R. Snodgrass, A.C.
626 North Fourth Street
Steubenville, Ohio 43952-1982
Phone: 740-282-2771
Facsimile: 740-282-1606